Climb Global Solutions to Acquire Leading Ireland and UK IT Distributor, DataSolutions Holdings Limited

Acquisition expands Climb’s reach in Ireland and the UK, while strengthening Product Offerings in Digital Workspace, Networking, Hybrid Multi-Cloud, and Cyber Security

Transaction Expected to be Accretive to Earnings and Adjusted EBITDA

EATONTOWN, N.J., October 9, 2023 – Climb Global Solutions, Inc. (NASDAQ:CLMB) (“Climb” or the “Company”), a value-added global IT channel company providing unique sales and distribution solutions for innovative technology vendors, has completed the acquisition of DataSolutions Holdings Limited (“DataSolutions”), a leading specialist distributor of innovative IT and security solutions in Ireland and the UK, for an aggregate purchase price of $16.3 million (€15.4 million) payable at closing (subject to working capital and other adjustments), plus a potential post-closing earn-out. The Company funded the acquisition of DataSolutions utilizing cash from the Company’s balance sheet.

DataSolutions is an Ireland-based, specialist IT distributor serving the Irish and UK reseller markets. DataSolutions brings its robust share of the Irish and UK markets to Climb, with 14 carefully selected blue-chip vendor partners, including Check Point, Citrix, Neustar, HPE Aruba, IGEL and ColorTokens. For its fiscal year ended March 31, 2023, DataSolutions reported adjusted EBITDA of approximately $3.3 million (€3.2 million), which was up double-digits from the prior fiscal year.

“The acquisition of DataSolutions builds upon our goal to strengthen our line card with new strategic, cutting-edge technology vendors and bolsters our geographic footprint in Western Europe,” said Climb CEO Dale Foster. “The composition of their line card is highly conducive for cross-sell opportunities, which will enable us to build greater depth with our partners and position Climb as the distributor of choice for resellers. Further, DataSolutions has established a robust recurring revenue base, with more than 90% of its fiscal 2023 revenue coming from existing reseller partners. We expect this acquisition to be immediately accretive to earnings, while enhancing our gross profit and adjusted EBITDA margins, thus advancing our profitability objectives while fortifying our foundation for long-term growth.”

Commenting on the acquisition, DataSolutions Managing Director Michael O’Hara stated: “Since DataSolutions’ inception over 30 years ago, we have worked tirelessly to establish and maintain our best-in-market reputation for distribution and services. Climb’s commitment to a focused line card and track record of rigorous brand evaluation aligns with the standard of quality our customers have come to expect. The future of DataSolutions is in excellent hands under the leadership of Dale Foster as it integrates into Climb’s global platform.”

Additional information can be found in Climb’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on October 10, 2023.

About Climb Global Solutions

Climb Global Solutions, Inc. (NASDAQ:CLMB) is a value-added global IT distribution and solutions company specializing in emerging and innovative technologies. Climb operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter and Cloud Know How. The Company provides IT distribution and solutions for companies in the Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud, and Software & ALM industries.

Additional information can be found by visiting www.climbglobalsolutions.com.

About DataSolutions

DataSolutions is a leading value-added distributor of transformational IT solutions in Ireland and the UK since 1991. Its vision is to identify, evaluate and source technologies which help resellers and their customers to build, secure, manage and access their hybrid and multi-cloud infrastructure.

DataSolutions is passionate about delivering the best levels of service in the industry to enable partners to grow, sell more and future proof their business. It is widely recognized for its excellence in sales and marketing support and is a trusted expert for the technologies they provide. DataSolutions' vendor portfolio includes innovators within the rapidly expanding areas of IT Security, Networking, Digital Workspace and Hybrid Multi-Cloud.

Forward-Looking Statements

The statements in this release, other than statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements are subject to certain risks and uncertainties. In this press release, many of the forward-looking statements may be identified by words such as ”look forward,” “believes,” “expects,” “intends,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “under construction,” “in development,” “opportunity,” “target,” “outlook,” “maintain,” “continue,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include, without limitation, our ability to recognize the anticipated benefits of the acquisition of DataSolutions, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, competitive pricing pressures, the successful integration of acquisitions, contribution of key vendor relationships and support programs, inflation, as well as factors that affect the software industry in general. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described in the section entitled “Risk Factors” contained in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and from time to time in the Company’s filings with the Securities and Exchange Commission.

Company Contact

Drew Clark
Chief Financial Officer
(732) 389-0932
Drew@ClimbGS.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

CLMB@elevate-ir.com